CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 (Amendment No.2) of Zander Therapeutics, Inc., of our report dated September 5, 2017, except for the disclosure and effects of the matters described in Notes 9 and 10, as to which the date is March 16, 2018, on our audit of the financial statements of Zander Therapeutics, Inc. as of June 30, 2017 and June 30, 2016, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2017, and the reference to us under the caption “Experts”.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

March 16, 2018